Free Writing Prospectus pursuant to Rule 433 dated June 3, 2022

Registration Statement No. 333-253421

Market Linked Notes — Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the S&P 500® Index due July 6, 2027

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)
Underlier:	the S&P 500® Index (current Bloomberg symbol: “SPX Index”)
Pricing date:	expected to be June 29, 2022
Issue date:	expected to be July 5, 2022
Determination date:	expected to be June 28, 2027
Stated maturity date:	expected to be July 6, 2027
Initial underlier level:	the closing level of the underlier on the pricing date
Final underlier level:	the closing level of the underlier on the determination date
Underlier return:	the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage
Cap level:	at least 140% of the initial underlier level
Maximum settlement amount:	at least $1,400
Participation rate:	100%
Payment amount at maturity (for each $1,000 face amount of your notes):

●    if the underlier return is positive (the final underlier level is greater than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the underlier return, subject to the maximum settlement amount; or

●    if the underlier return is zero or negative (the final underlier level is equal to or less than the initial underlier level), $1,000

Underwriting discount:

up to 4.37% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. WFS will receive the underwriting discount of up to 4.37% of the aggregate face amount of the notes sold. The agent may resell the notes to Wells Fargo Advisors (“WFA”) at the original issue price of the notes less a concession of 2.50% of the aggregate face amount of the notes. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.12% for each $1,000 face amount of a note WFA sells.

CUSIP/ISIN:	40057M7A1 / US40057M7A17
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary prospectus supplement

* In addition, in respect of certain notes sold in this offering, GS&Co. may pay a fee of up to 0.10% of the aggregate face amount of the notes sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Hypothetical Payout Profile*

* assumes a maximum settlement amount of $1,400.

If the final underlier level is equal to or less than the initial underlier level, you will receive the face amount of your notes, but you will not receive any positive return on your investment.

You should read the accompanying preliminary prospectus supplement dated June 3, 2022, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary prospectus supplement dated June 3, 2022
●	Market linked notes with upside participation to a cap and principal return at maturity product summary supplement dated May 26, 2022 (the “product summary supplement”)
●	Underlier supplement no. 27 dated April 26, 2022
●	Prospectus supplement dated March 22, 2021
●	Prospectus dated March 22, 2021

The estimated value of your notes at the time the terms of your notes are set on the pricing date is expected to be between $900 and $930 per $1,000 face amount. See the accompanying preliminary prospectus supplement for a further discussion of the estimated value of your notes.

The notes have more complex features than conventional debt notes and involve risks not associated with conventional debt notes. See “Risk Factors” in this term sheet and in the accompanying preliminary prospectus supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

s the final underlier level greater than the initial underlier level? Yes On the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the underlier return, subject to the maximum settlement amount No Is the final underlier greater than or equal to the buffer level? Yes On the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to $1,000 No On the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of the underlier return plus the buffer amount

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 27, product summary supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 27, product summary supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 27, product summary supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying underlier supplement no. 27, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary prospectus supplement (but not those discussed in the accompanying underlier supplement no. 27, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary prospectus supplement, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 27, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪	The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other Than the Determination Date
▪	You May Receive Only the Face Amount of Your Notes at Maturity
▪	Your Notes Do Not Bear Interest
▪	The Potential for the Value of Your Notes to Increase Will Be Limited
▪	You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
▪	The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity
▪	Your Notes May Not Have an Active Trading Market
▪	The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

Risks Related to Conflicts of Interest

▪

Hedging Activities by Goldman Sachs or Our Distributors (including WFS) May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
▪	Goldman Sachs’ or Our Distributors’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs’ or Our Distributors’ Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs and Our Distributors Regularly Provide Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Underlier Sponsor or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Other Investors in the Notes May Not Have the Same Interests as You

Additional Risks Related to the Underlier

▪

Except to the Extent The Goldman Sachs Group, Inc. and Wells Fargo & Company (the parent company of WFS) Are Companies Whose Common Stock Comprises the S&P 500® Index, There Is No Affiliation Between the Underlier Stock Issuers or the Underlier Sponsor and Us or WFS

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

For details about the license agreement between the underlier sponsor and the issuer, see “The Underliers - S&P 500® Index” on page S-106 of the accompanying underlier supplement no. 27.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

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